Exhibit 99.4

Company Contact:
Brenda Morris
Chief Financial Officer
Zumiez Inc.
(425) 551-1564

Investor Contact:
Integrated Corporate Relations
Chad Jacobs/David Griffith
(203) 682-8200

ZUMIEZ INC. ANNOUNCES RECORD FISCAL 2005

FOURTH QUARTER RESULTS

Q4-05 Net Sales Increased 42.3% to $75.4 Million;

Comparable Store Sales Increased 20.7% in Fourth Quarter and 14.2% in Fiscal 2005;

Net Income Increased 59.3% in Fourth Quarter;

Q4-05 Diluted EPS Increased 46.9% to $0.47 and 67.9% to $0.94 in Fiscal 2005;

Company Introduces Fiscal 2006 EPS Guidance of $1. 22 including the initial estimates of the impact of FAS123R

Everett, WA – March 15, 2006 – Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the fourth quarter and fiscal year ended January 28, 2006.

Total net sales for the fourth quarter (13 weeks) ended January 28, 2006 increased by 42.3% to $75.4 million from $53.0 million reported in the fourth quarter (13 weeks) of the prior fiscal year. The company posted net income for the quarter of $6.8 million or $0.47 per diluted share versus net income of $4.2 million or $0.32 per diluted share in the fourth quarter of the prior fiscal year. Comparable store sales increased 20.7% for the fourth quarter of fiscal 2005 compared to 12.5% in the fourth quarter of fiscal 2004.

On a full year basis, total net sales for fiscal 2005 increased by 33.9% to $205.6 million from $153.6 million reported in the prior year. The company posted net income of $12.9 million or $0.94 per diluted share in fiscal 2005 versus $7.3 million or $0.56 per diluted share in the prior fiscal year. Comparable store sales increased 14.2% in fiscal 2005 compared to 9.6% in fiscal 2004.

Rick Brooks, President and Chief Executive Officer of Zumiez Inc., stated, “Our results for the fourth quarter and full year demonstrates the continued strength of our store model. I want to thank our store team and home office team for all their hard work in helping achieve these results.”

Mr. Brooks continued, “While we plan for low to mid single digit comp store sales, our 2005 actual comparable store sales increase of 14.2% shows that we have the ability to drive sales beyond our plan with our flexible merchandising strategy. We were pleased to open 35 new stores in 2005 and feel very good about our expansion plans for 2006 and beyond.”

For fiscal 2006, the company plans to open 42 new stores in a measured pace throughout the year.

Mr. Brooks concluded, “Zumiez has succeeded as a highly differentiated retail concept by bringing the feel of an independent action sports shop to the mall. Our strong culture, sales driven approach, unique training programs and passionate and committed people position us for continued long term success. We look forward to expanding the reach of Zumiez to new markets in 2006.”

2006 Outlook

The company stated that it is introducing guidance for fiscal 2006 of $1.22, which includes the initial estimates of the impact of FAS123R, in diluted earnings per share, and that weighted average diluted shares for the year are expected to be approximately 14,650,000 shares at year end. The company also stated that it believes that its projected earnings growth rate of 30% continues to be achievable for fiscal 2006 and beyond.

In putting forth this outlook, the company reminds investors of the complexity of accurately assessing future growth given the difficulty in predicting fashion trends and consumer preferences, boardsports popularity and participation rates, general economic conditions and the impact of other business variables and risks.

A conference call will be held today to discuss fourth quarter results and will be web cast at 5:00 p.m. ET on http://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of March 15, 2006 we operate 176 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements made from time to time by representatives of the company constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company’s future earnings, growth rate and other metrics of financial performance, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks related to our ability to open and operate new stores successfully, our ability to anticipate, identify and respond to fashion trends and customer preferences, our dependence on mall traffic for our sales, seasonal fluctuations in our business, unseasonable weather conditions, competition, including promotional and pricing competition, changes in the availability or cost of merchandise, labor or delivery services, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in the final prospectus relating to the public offering of our common stock filed on November 9, 2005 pursuant to Rule 424(b) under the Securities Act of 1933, available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Net sales	$75,401	$53,001	$205,589	$153,583
Cost of goods sold	46,658	33,987	132,811	103,152
Gross margin	28,743	19,014	72,778	50,431

Selling, general and administrative expenses	18,200	12,174	52,730	38,422
Operating profit	10,543	6,840	20,048	12,009

Interest income (expense), net	379	(32)	648	(250)
Other income (expense)	(3)	3	(1)	8
Earnings before income taxes	10,919	6,811	20,695	11,767

Provision for income taxes	4,155	2,564	7,844	4,500
Net income	$6,764	$4,247	$12,851	$7,267

Basic net income per share	$0.50	$0.37	$0.99	$0.64

Diluted net income per share	$0.47	$0.32	$0.94	$0.56

Weighted average shares outstanding, Basic	13,622,519	11,305,261	12,939,837	11,305,261

Weighted average shares outstanding, Diluted	14,399,855	13,163,092	13,688,342	12,938,858

ZUMIEZ INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

(Unaudited)

	January 28, 2006	January 29, 2005
Assets
Current assets
Cash and cash equivalents	$4,737	$1,026
Marketable Securities	38,264	—
Receivables	3,746	1,911
Inventory	30,559	23,230
Prepaid expenses and other	711	1,166
Deferred tax assets	938	859
Total current assets	78,955	28,192

Leasehold improvements and equipment, net	35,456	26,619
Total assets	$114,411	$54,811

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$18,623	$11,240
Book overdraft	—	429
Accrued payroll and payroll taxes	4,388	2,561
Income taxes payable	3,309	2,611
Current portion of deferred rent and tenant allowances	900	1,045
Other accrued liabilities	4,378	5,550
Total current liabilities	31,598	23,436

Long-term deferred rent and tenant allowances, less current portion	7,595	4,065
Deferred tax liabilities	1,534	1,511
Total long term liabilities	9,129	5,576

Commitments and contingencies (Note 4)

Shareholders’ equity
Preferred stock, no par value, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, no par value, 50,000,000 shares authorized; 13,629,649 shares issued and outstanding at January 28, 2006 and 11,305,261 shares issued and outstanding at January 29, 2005	34,771	44
Employee stock options	260	95
Accumulated Other Comprehensive Loss	(5)	—
Retained earnings	38,658	25,808
Receivable from parent	—	(148)
Total shareholders’ equity	73,684	25,799

Total liabilities and shareholders’ equity	$114,411	$54,811

ZUMIEZ INC.

CONDENSED CONSOLIDATED CASH FLOWS

(in thousands)

(Unaudited)

	For the Twelve Months Ended
	January 28, 2006	January 29, 2005
Cash flows from operating activities
Net income	$12,851	$7,267
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	7,534	5,857
Deferred tax expense	(56)	(16)
Stock compensation expense	165	95
Loss on disposal of assets	33	126
Changes in operating assets and liabilities
Receivables	(1,835)	(872)
Inventory	(6,307)	(1,456)
Prepaid expenses	455	(771)
Trade accounts payable	6,361	995
Accrued payroll and payroll taxes	1,827	952
Income taxes payable	698	765
Other accrued liabilities	(1,024)	3,397
Deferred rent	383	48
Net cash provided by operating activities	$21,085	$16,387

Cash flows from investing activities
Additions to leasehold improvements and equipment	$(13,386)	$(11,060)
Purchases of marketable securities	(66,496)	—
Sales and maturities of marketable securities	28,210	—
Net cash used in investing activities	$(51,672)	$(11,060)

Cash flows from financing activities
Change in book overdraft	$(429)	$(4,035)
Borrowings on revolving credit facility	19,750	37,852
Payments on revolving credit facility	(19,750)	(38,152)
Proceeds from sale of stock	34,727	—
Principal payments on long-term debt	—	(544)
Net cash provided by (used in) financing activities	$34,298	$(4,879)

Net increase in cash and cash equivalents	$3,711	$448
Cash and cash equivalents, Beginning of period	1,026	578
Cash and cash equivalents, End of period	$4,737	$1,026

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$61	$250
Cash paid during the period for income taxes	2,746	3,812